Fluor Corporation	Brett Turner	Exhibit 99.1
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	864.281.6976 tel

469.398.7000 main tel	Jason Landkamer
Investor Relations
469.398.7222 tel

News Release

FLUOR REPORTS THIRD QUARTER 2025 RESULTS

•Q3 share repurchases of $70 million; targeting additional $800 million through February
•New awards $3.3 billion; 99% reimbursable
•Backlog $28.2 billion; 82% reimbursable
•Strong operating cash flow of $286 million
•Company increases 2025 guidance for adjusted EPS, EBITDA and operating cash flow
•NuScale investment to be converted to Class A shares, expect full monetization by end of Q2 2026

IRVING, Texas (November 7, 2025) - Fluor Corporation (NYSE: FLR) announced financial results for its third quarter ending September 30, 2025.

“Fluor’s third quarter results demonstrate our commitment to disciplined project delivery and creating value for our clients and shareholders,” said Jim Breuer, chief executive officer of Fluor. “Despite continued short term uncertainty in some markets, we are well positioned with unmatched global engineering and construction expertise, disciplined execution, a predominantly reimbursable portfolio, and a clear capital allocation strategy. We remain confident in our ability to deliver significant value over time.”
Breuer continued: “Working with NuScale’s management and board over the past several quarters, we recently announced a comprehensive agreement for the conversion and monetization of our remaining stake in NuScale. This allows Fluor to realize significant value from this investment and return it to our shareholders.”

•Q3 2025 Highlights:
◦Revenue of $3.4 billion, down 18% y/y; reflects $653 million reversal for Santos ruling
◦GAAP net loss attributable to Fluor of $697 million reflects a $653 million charge for the Santos ruling in August plus $401 million for the reduction in NuScale’s share price
◦Adjusted EBITDA of $161 million, up 29% y/y
◦EPS of ($4.30); adjusted EPS of $0.68, up 33% y/y
◦Consolidated segment loss[1] of $439 million reflects Santos ruling
◦Cash and marketable securities at the end of the quarter improved to $2.8 billion
◦G&A expenses of $43 million, up 16% y/y, includes $12 million in restructuring costs
•Q3 Operating Cash Flow: $286 million vs $330 million y/y, YTD improvements driven by reduced working capital needs and distributions from a large Energy Solutions project; full year guidance increased to $250 - $300 million
•NuScale: Received net proceeds of $605 million through early October for 15 million shares converted in Q3; Monetization of remaining 111 million shares expected to finish in the second quarter of 2026
•New Awards: Q3 new awards totaled $3.3 billion, up 21% y/y; 99% reimbursable
•Backlog: $28.2 billion at 82% reimbursable, down 10% y/y from $31.3 billion a year ago and flat with Q2

[1] Non-GAAP Financial Measure. See “Non-GAAP Financial Measures” for additional information.

Outlook
Consistent with prior practice, we are not providing forward-looking guidance for U.S. GAAP net earnings or U.S. GAAP earnings per share, or a quantitative reconciliation of adjusted EBITDA or adjusted EPS guidance, because we are unable to predict with reasonable certainty all of the components required to provide such reconciliation without unreasonable efforts, which are uncertain and could have a material impact on GAAP reported results for the guidance period. See “Non-GAAP Financial Measures” for additional information.

The company is revising its adjusted EBITDA and EPS guidance as follows:

	Previous	As Revised
Adjusted EBITDA Guidance	$475 to $525 million	$510 to $540 million
Adjusted EPS Guidance	$1.95 to $2.15 per share	$2.10 to $2.25 per share

Estimates for 2025 assume a tax rate of 30%. Adjusted EPS and adjusted EBITDA guidance exclude items similar to those outlined in the reconciliation table at the end of this release.

Business Segments

Urban Solutions reported a profit of $61 million in the third quarter compared to $68 million in the third quarter of 2024. Results include an adjustment of $25 million for delay related effects on an infrastructure project, which was partially offset by a favorable negotiation with a designer on a separate infrastructure project. Results also reflect a ramp up of recently awarded projects in life sciences and mining. Revenue for the third quarter increased to $2.3 billion from $1.9 billion a year ago. New awards for the quarter were $1.8 billion compared to $828 million a year ago. Awards for the quarter included incremental awards on a mining project in Canada and a life sciences project in the United States. Ending backlog increased 8% to $20.5 billion compared to $19.0 billion a year ago.

Energy Solutions reported a loss of $533 million in the third quarter compared to a profit of $50 million in the third quarter of 2024. Results include $653 million for the ruling on the long-completed Santos project in Australia, which was recorded as a reduction to revenue. Payment is anticipated in the fourth quarter, and the company has submitted its appeal. Revenue for the quarter decreased to $262 million from $1.4 billion a year ago, reflecting the Santos litigation mentioned above. New awards in the quarter totaled $222 million, compared to $1.5 billion in the third quarter of 2024. Ending backlog was $5.1 billion compared to $8.8 billion a year ago.

Mission Solutions reported a profit of $34 million in the third quarter compared to $45 million in the third quarter of 2024. Segment profit reflects the recognition of reserves for certain questioned and disputed costs on a defense support project, mostly offset by the favorable resolution on a longstanding claim on a completed weapons project. Revenue for the third quarter increased to $761 million from $635 million a year ago. New awards for the quarter improved to $1.3 billion, compared to $274 million in the third quarter of 2024. New awards included a six-year contract to extend Fluor’s presence at the Portsmouth project in Ohio. Ending backlog was $2.6 billion compared to $3.1 billion a year ago.

Conference Call

Fluor will host a conference call at 8:30 a.m. Eastern on Friday, November 7, 2025 which will be webcast live and can be accessed by logging onto investor.fluor.com. The call will also be accessible by telephone at 888-800-3960 (U.S./Canada) or +1 646-307-1852. The conference ID is 4438700. A replay of the webcast will be available for 30 days.

Non-GAAP Financial Measures

This news release contains discussions of consolidated segment profit (loss) and margin, adjusted net earnings (loss), adjusted EPS and adjusted EBITDA that are non-GAAP financial measures under SEC rules. Segment profit (loss) is calculated as revenue less cost of revenue and earnings (loss) attributable to noncontrolling interests. The company believes that segment profit (loss) provides a meaningful perspective on its business results as it is the aggregation of individual segment profit measures that the company utilizes to evaluate and manage its business performance. Adjusted net earnings (loss) is defined as net earnings (loss) from core operations excluding equity method earnings (loss) and the impacts of foreign exchange fluctuations, impairments and certain items that management believes are unrelated to actual normalized operational performance. Net earnings (loss) from core operations is net earnings (loss) attributable to Fluor excluding the results of our remaining Stork and AMECO equipment businesses that are no longer classified as discontinued operations but that continue to be marketed for sale or that have been sold. Adjusted EPS is defined as adjusted net earnings divided by weighted average diluted shares outstanding. Adjusted EBITDA is defined as net earnings (loss) from operations before interest, income taxes, depreciation and amortization (EBITDA), further adjusted by the same items excluded from adjusted net earnings. The company believes adjusted net earnings, adjusted EPS and adjusted EBITDA allow investors to evaluate the company’s ongoing earnings on a normalized basis and make meaningful period-over-period comparisons. However, non-GAAP measures have limitations as analytical tools and should not be considered in isolation from or a substitute for measures of financial performance prepared in accordance with U.S. GAAP. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures reported by other companies. Reconciliations of consolidated segment profit (loss), adjusted net earnings, adjusted EPS and adjusted EBITDA to the most comparable GAAP measures are included in the press release tables. The company is unable to provide a reconciliation of its adjusted EPS and adjusted EBITDA guidance to the most comparable GAAP measure without unreasonable efforts because it is unable to predict with reasonable certainty all of the components required to provide such reconciliation, including the impact of foreign exchange fluctuations, which are uncertain and could have a material impact on GAAP reported results for the guidance period.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is building a better world by applying world-class expertise to solve its clients’ greatest challenges. Fluor’s nearly 27,000 employees provide professional and technical solutions that deliver safe, well-executed, capital-efficient projects to clients around the world. Fluor had revenue of $16.3 billion in 2024 and is ranked 257 among the Fortune 500 companies. With headquarters in Irving, Texas, Fluor has provided engineering, procurement, construction and maintenance services for more than a century. For more information, please visit www.fluor.com or follow Fluor on Facebook, Instagram, LinkedIn, X and YouTube.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management "will," "believes," "expects," “anticipates,” "plans" or other similar expressions). These forward-looking statements, including statements relating to resolution of outstanding claims or lawsuits, strategic and operation plans, plans related to our NuScale investment, future growth, new awards, backlog, earnings, capital allocation plans and the outlook for the company’s business.

Actual results may differ materially as a result of a number of factors, including, among other things, the cyclical nature of many of the markets the Company serves and our clients’ vulnerability to poor economic conditions, such as inflation, slow growth or recession, which may result in decreased capital investment and reduced demand for our services; the Company's failure to receive new contract awards; cost overruns, project delays or other problems arising from project execution activities, including the failure to meet cost and schedule estimates; intense competition in the industries in which we operate; the inability to hire and retain qualified personnel; failure of our joint venture or other partners to perform their obligations; the failure of our suppliers, subcontractors and other third parties to adequately perform services under our contracts; cyber-security breaches; possible information technology interruptions; risks related to the use of artificial intelligence and similar technologies; exposure to political and economic risks in different countries, including tariffs and trade policies, geopolitical events and conflicts, civil unrest, security issues, labor conditions and other foreign economic and political uncertainties in the countries in which we do business; the impact of government shutdowns and spending cuts, in particular with respect to our contracts with the U.S. government; client cancellations of, or scope adjustments to, existing contracts; failure to maintain safe worksites and international security risks; risks or uncertainties associated with events outside of our control, including weather conditions, pandemics, public health crises, political crises or other catastrophic events; the use of estimates in preparing our financial statements; GAAP earnings volatility due to recurring fair value measurements of our investment in NuScale; client delays or defaults in making payments; uncertainties, restrictions and regulations impacting our government contracts; the potential impact of certain tax matters; the Company's ability to secure appropriate insurance; liabilities associated with the performance of nuclear services; foreign currency risks; the loss of one or a few clients that account for a significant portion of the Company's revenues; failure to adequately protect intellectual property rights; climate change, natural disasters and related environmental issues; increasing scrutiny with respect to sustainability practices; risks related to our indebtedness; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; restrictive covenants contained in the agreements governing our debt; possible limitations on bonding or letter of credit capacity; failure to obtain favorable results in existing or future litigation and regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure by us or our employees, agents or partners to comply with laws; new or changing legal requirements, including those relating to environmental, health and safety matters; and restrictions on possible transactions imposed by our charter documents and Delaware law. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in the Company's public periodic filings with the Securities and Exchange Commission, including the discussion under the heading "Item 1A. Risk Factors" in the Company's Form 10-K filed on February 18, 2025. Such filings are available either publicly or upon request from Fluor's Investor Relations Department: (469) 398-7222. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

SUMMARY OF FINANCIALS AND U.S. GAAP RECONCILIATION OF CONSOLIDATED SEGMENT PROFIT (LOSS)

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions)	2025		2024		2025		2024
Revenue
Urban Solutions	$2,343		$1,931		$6,570		$5,240
Energy Solutions	262		1,428		2,611		4,456
Mission Solutions	761		635		2,120		1,940
Other	2		100		26		419
Total revenue	$3,368		$4,094		$11,327		$12,055

Segment profit (loss) $ and margin %
Urban Solutions	$61	2.6%	$68	3.5%	$160	2.4%	$223	4.3%
Energy Solutions	(533)	NM	50	3.5%	(470)	(18.0)%	193	4.3%
Mission Solutions	34	4.5%	45	7.1%	73	3.4%	108	5.6%
Other	(1)	NM	(46)	NM	7	NM	(95)	NM
Total segment profit (loss) $ and margin %	$(439)	(13.0)%	$117	2.9%	$(230)	(2.0)%	$429	3.6%

G&A	(43)		(37)		(131)		(147)
Foreign currency gain (loss)	(4)		(2)		(47)		58
Interest income (expense), net	13		37		48		114
Earnings (loss) attributable to NCI	(10)		(29)		(23)		(63)
Earnings (loss) before taxes	(483)		86		(383)		391
Income tax benefit (expense) (1)	177		(61)		(536)		(172)
Net earnings (loss) before equity method earnings (loss)	(306)		25		(919)		219
Equity method earnings (loss)	(401)		—		2,418		—
Net earnings (loss)	(707)		25		1,499		219
Less: Net earnings (loss) attributable to NCI	(10)		(29)		(23)		(63)
Net earnings (loss) attributable to Fluor	$(697)		$54		$1,522		$282

New awards
Urban Solutions	$1,760		$828		$7,946		$8,117
Energy Solutions	222		1,541		1,085		2,840
Mission Solutions	1,271		274		1,798		1,481
Other	—		56		—		377
Total new awards	$3,253		$2,699		$10,829		$12,815

New awards related to projects located outside of the U.S.	30%		68%		22%		36%
(1) Income tax benefit (expense), including a $230 million tax benefit and a $(454) million tax expense attributable to equity method earnings (loss) during the three and nine months ended September 30, 2025, respectively.

(in millions)	September 30, 2025	September 30, 2024
Backlog
Urban Solutions	$20,507	$19,006
Energy Solutions	5,121	8,824
Mission Solutions	2,608	3,095
Other	—	394
Total backlog	$28,236	$31,319

Backlog related to projects located outside of the U.S.	41%	56%
Backlog related to reimbursable projects	82%	80%

SUMMARY OF CASH FLOW INFORMATION

	Nine Months Ended September 30,
(in millions)	2025	2024
OPERATING CASH FLOW	$(21)	$501

INVESTING CASH FLOW
Proceeds from the sale of NuScale shares	414	—
Proceeds from sales and maturities (purchases) of marketable securities	80	(22)
Capital expenditures	(38)	(133)
Proceeds from sale of assets	63	69
Investments in partnerships and joint ventures (1)	(203)	(66)
Other	—	23
Investing cash flow	316	(129)

FINANCING CASH FLOW
Repurchase of common stock	(365)	—
Purchase and retirement of debt	(37)	(44)
Distributions paid to NCI	(43)	(8)
Capital contributions by NCI	65	—
Proceeds from NuScale share issuance (net of issuance fees)	—	80
Other	(8)	(6)
Financing cash flow	(388)	22

Effect of exchange rate changes on cash	40	(1)
Increase (decrease) in cash and cash equivalents	(53)	393
Cash and cash equivalents at beginning of period	2,829	2,519
Cash and cash equivalents at end of period	$2,776	$2,912

Cash paid during the period for:
Interest	$35	$41
Income taxes (net of refunds)	124	(42)

(1) Includes $120 million for funding of consolidated project losses.

RECONCILIATION OF U.S. GAAP NET EARNINGS (LOSS) ATTRIBUTABLE TO FLUOR TO ADJUSTED NET EARNINGS AND U.S. GAAP EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE
	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
(In millions, except per share amounts)	2025	2024	2025	2024
Net earnings (loss) attributable to Fluor	$(697)	$54	$1,522	$282
Exclude: Stork & AMECO businesses (now divested)	1	6	(9)	14
Net earnings (loss) from core operations (1)	(696)	60	1,513	296
Adjustments: (2)
Equity method earnings (loss)	$401	$—	$(2,418)	$—
NuScale expenses	—	38	—	95
Santos ruling	653	—	653	—
Favorable judgment on a Mission Solutions weapons project	(15)	—	(15)	—
Favorable negotiation on an Urban Solutions infrastructure project	(12)	—	(12)	—
Impact of litigation on completed projects (3)	—	—	56	—
Impact of bad debt reserves taken for a long-completed project	—	—	22	—
Severance and other exit costs	12	—	21	—
Reserve for legacy legal claims	—	—	4	—
Embedded foreign currency derivative (gain)/loss	(13)	(20)	—	(47)
Foreign currency (gain)/loss	4	2	47	(58)
Tax expense on above items	(223)	9	435	32
Adjusted Net Earnings	$111	$89	$306	$318

Diluted EPS	$(4.30)	$0.31	$9.13	$1.63
Adjusted EPS	$0.68	$0.51	$1.84	$1.83

(1) Core operations excludes the results of our now-divested Stork and AMECO businesses.

(2) We exclude earnings impacts for litigation outcomes, claims, settlements or associated damages from adjusted earnings when they are significant in magnitude, non-routine and do not represent on-going normal operations.

(3) Reflects the impact of an arbitration ruling on a fabrication project at our Energy Solutions joint venture in Mexico, as well as the impact of a recent ruling on a long-standing claim on a Mission Solutions project completed in 2019.

RECONCILIATION OF U.S. GAAP NET EARNINGS (LOSS) ATTRIBUTABLE TO FLUOR TO ADJUSTED EBITDA
	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
(in millions)	2025	2024	2025	2024

Net earnings (loss) attributable to Fluor	$(697)	$54	$1,522	$282
Interest income, net	(13)	(37)	(48)	(114)
Tax (benefit) expense	(177)	61	536	172
Equity method earnings (loss)	401	—	(2,418)	—
Depreciation & amortization	17	19	52	53
EBITDA	$(469)	$97	$(356)	$393

Adjustments: (1)
Stork & AMECO businesses (now divested)	$1	$7	$(9)	$(7)
NuScale expenses	—	38	—	95
Santos ruling	653	—	653	—
Favorable judgment on a Mission Solutions weapons project	(15)	—	(15)	—
Favorable negotiation on an Urban Solutions infrastructure project	(12)	—	(12)	—
Impact of litigation on completed projects (2)	—	—	56	—
Impact of bad debt reserves taken for a long-completed project	—	—	22	—
Severance and other exit costs	12	—	21	—
Reserve for legacy legal claims	—	—	4	—
Embedded foreign currency derivative (gain)/loss	(13)	(20)	—	(47)
G&A: Foreign currency (gain)/loss	4	2	47	(58)
Adjusted EBITDA	$161	$124	$411	$376

(1) We exclude earnings impacts for litigation outcomes, claims, settlements or associated damages from adjusted earnings when they are significant in magnitude, non-routine and do not represent on-going normal operations.

(2) Reflects the impact of an arbitration ruling on a fabrication project at our Energy Solutions joint venture in Mexico, as well as the impact of a recent ruling on a long-standing claim on a Mission Solutions project completed in 2019.

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